As filed with the Securities and Exchange Commission on October 28, 2015

Registration No. 333-207219

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1 TO
FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ReWalk Robotics Ltd.

(Exact name of registrant as specified in its charter)

State of Israel	3842	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Kochav Yokneam Building, Floor 6
P.O. Box 161
Yokneam Ilit 20692, Israel
+972 (4) 959-0123

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

ReWalk Robotics, Inc.
33 Locke Drive
Marlborough, MA 01752
(508) 251-1154

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Colin J. Diamond, Esq. White & Case LLP 1155 Avenue of the Americas New York, NY 10036 Tel: (212) 819 8200	Aaron M. Lampert, Adv. Goldfarb Seligman & Co. 98 Yigal Alon Street Tel Aviv 6789141, Israel Tel: +972 (3) 608-9999

Approximate date of commencement of proposed sale to the public:

From time to time after this Registration Statement becomes effective as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price		Amount of registration fee
Primary Offering:
Ordinary Shares, par value NIS 0.01 per share(1)
Warrants(1)
Debt Securities(1)
Subtotal			$100,000,000	(3)	$10,070	(3)
Secondary Offering:
Ordinary Shares, par value NIS 0.01 per share(4)	3,614,808	$7.665	$27,707,504		$2,791
Total			$127,707,504		$12,861	(5)

(1)	Such indeterminate number or amount of Registrant’s ordinary shares, warrants and debt securities as may, from time to time, be issued at indeterminate prices. In no event will the aggregate maximum offering price of all securities issued pursuant to this Registration Statement on behalf of the Registrant exceed $100,000,000. In addition, up to 3,614,808 ordinary shares may be sold from time to time pursuant to this Registration Statement by the selling shareholders named herein. Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement also includes additional ordinary shares issuable upon stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based upon the average of the high and low sales prices of the Registrant’s ordinary shares on the NASDAQ Global Market on September 30, 2015.
(3)	Pursuant to Rule 457(o) under the Securities Act of 1933, which permits the registration fee to be calculated on the basis of the maximum offering price of all the securities listed, and Instruction IIC of Form F-3, the table does not specify by each class information as to the amount to be registered, proposed maximum offering price per unit or proposed maximum aggregate offering price. The aggregate public offering price of securities sold by the Registrant will not exceed $100,000,000 (see Note 1 above).
(4)	Represents ordinary shares registered for resale by the selling shareholders.
(5)	Filing fee previously paid in connection with the initial filing of this Form F-3 on October 1, 2015.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

ReWalk Robotics Ltd. is filing this pre-effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form F-3 (Registration Statement No. 333-207219) (the “Registration Statement”) as an exhibit-only filing to file a revised Exhibit 5.1. This Amendment does not amend the prospectus previously filed as part of the Registration Statement. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement, the Exhibit Index and the filed Exhibit 5.1. The prospectus previously filed as part of the Registration Statement is unchanged and has been omitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers.

Under the Israeli Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our articles of association to include such a provision. The company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Israeli Companies Law, a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

•	financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;
•	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction; and
•	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent.

Under the Israeli Companies Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

•	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;
•	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder; and
•	a financial liability imposed on the office holder in favor of a third party.

Under the Israeli Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

•	a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;
•	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive illegal personal benefit; or
•	a fine or forfeit levied against the office holder.

Under the Israeli Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders.

We have entered into indemnification agreements with our office holders to exculpate, indemnify and insure our office holders to the fullest extent permitted by our articles of association, the Israeli Companies Law and the Israeli Securities Law, 5728-1968.

We have obtained directors’ and officers’ liability insurance for the benefit of our office holders and intend to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Israeli Companies Law.

Item 9. Exhibits.

The index to exhibits appears below on the page immediately following the signature pages of this Registration Statement.

Item 10. Undertakings.

(1)	The undersigned registrant hereby undertakes:
(a)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);
(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in this Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(b)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.
(e)	that, for the purpose of determining any liability under the Securities Act to any purchaser:
(i)	each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be a part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)	each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(f)	that, for the purpose of determining liability of a registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	any preliminary prospectus or prospectus of the undersigned registrant to the offering required to be filed pursuant to Rule 424;
(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by an undersigned registrant;
(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(2)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(4)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.
(5)	The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(6)	The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Marlborough, Massachusetts on this 28th day of October, 2015.

REWALK ROBOTICS LTD.

By:	/s/ Larry Jasinski Name: Larry Jasinski Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on October 28, 2015 in the capacities indicated:

Signatures	Title
/s/ Larry Jasinski Larry Jasinski	Director and Chief Executive Officer (Principal Executive Officer)
/s/ Kevin Hershberger Kevin Hershberger	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
* Dr. Amit Goffer	Director, President and Chief Technical Officer
* Jeff Dykan	Chairman of the Board
* Wayne B. Weisman	Director
* Yasushi Ichiki	Director
* Aryeh Dan	Director

Signatures	Title
* Glenn Muir	Director
* Dr. John William Poduska	Director
* Deborah DiSanzo	Director
*By: /s/ Kevin Hershberger Attorney-in-Fact
REWALK ROBOTICS, INC.	Authorized Representative in the United States
By: /s/ Larry Jasinski Name: Larry Jasinski Title: Director and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Document
1.1	Form of Underwriting Agreement.(1)
3.1	Second Amended and Restated Articles of Association of the Registrant (incorporated by reference to Exhibit 3.2 of the Registration Statement on Form F-1 (File No. 333-197344) filed with the SEC on July 16, 2014).
4.1	Form of Indenture relating to debt securities.(3)
4.2	Specimen share certificate (incorporated by reference to Exhibit 4.1 of the Registration Statement on Form F-1 (File No. 333-197344) filed with the SEC on August 20, 2014).
4.3	Form of Warrant Agreement.(1)
4.4	Form of Warrant Certificate.(1)
4.5	Form of Debt Security.(1)
5.1	Opinion of Goldfarb Seligman & Co., Israeli counsel to the Registrant, as to the validity of the ordinary shares (including consent).
5.2	Opinion of White & Case LLP, U.S. counsel to the registrant, as to the validity of the debt securities (including consent).(3)
12.1	Statement regarding the computation of consolidated ratio of earnings to fixed charges.(3)
23.1	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global Limited.(3)
23.2	Consent of Goldfarb Seligman & Co. (included in Exhibit 5.1)
23.3	Consent of White & Case LLP (included in Exhibit 5.2)(3)
24.1	Powers of Attorney (included in signature page to the initial filing of this Registration Statement).
25.1	Statement of Eligibility of Trustee Under Indenture.(2)

(1)	To be filed as an exhibit to a post-effective amendment to this registration statement or as an exhibit to a report on Form 6-K and incorporated herein by reference.
(2)	Where applicable, to be incorporated by referenced to a subsequent filing in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939, as amended.
(3)	Previously filed.